EXHIBIT 24



                       INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Registration Statements Nos. 33-53953, 33-32740, 33-35525, 33-47828, and 33-63398 and 33-59701 of
The E.W. Scripps Company and subsidiary companies on Form S-8 and Registration Statement No. 33-43989 of The E.W. Scripps Company and subsidiary companies on Form S-3 of the following reports appearing in this Report on Form 8-K of The E.W. Scripps Company dated December 28, 1995:

   Our report dated November 9, 1995 relating to the financial statements of The E.W. Scripps Company Cable Television Operations

   Our report dated January 23, 1995 (December 27, 1995 as to Notes 1 and 12) relating to the financial statements of The E.W. Scripps Company and subsidiary companies.





DELLOITTE & TOUCHE LLP
Cincinnati, Ohio
December 28, 1995

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